                                                                 EXHIBIT (15)(b)





July 31, 2001


Consumers Energy Company:

We are aware that Consumers Energy Company has incorporated by reference in its Registration Statements No. 333-62501 its Form 10-Q for the quarter ended June 30, 2001, which includes our report dated July 31, 2001 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,


/s/ Arthur Andersen LLP